Exhibit 99.1

Media Contact	Investor Contact
Chuck Hartlage	Thierry Denis
419-248-5395	419-248-5748

Owens Corning Names Ava Harter as Senior Vice President and General Counsel

TOLEDO, Ohio—April 30, 2015 – Owens Corning (NYSE:OC) today announced the appointment of Ava Harter as senior vice president, general counsel and secretary, effective May 18, 2015.

Harter currently serves as general counsel, chief compliance officer and corporate secretary of Taleris America LLC, a joint venture between GE Aviation and Accenture. She had previously served as general counsel of General Electric’s avionics business. She has held senior legal positions at The Dow Chemical Company, as well as serving in private practice at Jones Day and Thompson Hine LLP in Cleveland Ohio.

Harter will succeed John Christy and serve as the company’s chief legal advisor, overseeing all aspects of law, compliance and securities compliance for Owens Corning.

Harter earned a bachelor’s degree in political science from Northwestern University, a master’s degree in sociology from the University of Nebraska, and a juris doctor from Northwestern University School of Law.

About Owens Corning

Owens Corning (NYSE: OC) develops, manufactures and markets insulation, roofing and fiberglass composites. Global in scope and human in scale, the company’s marketleading businesses use their deep expertise in materials, manufacturing and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2014 sales of $5.3 billion and employs about 15,000 people in 26 countries. It has been a Fortune 500® company for 60 consecutive years. For more information, please visit www.owenscorning.com.

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